Exhibit 10.1

LEASE

THIS LEASE (“Lease”) is made effective as of May 4, 2022 (the “Effective Date”) by and between Chalet Properties, LLC, a Colorado limited liability company (“Landlord”) and Vitamin Cottage Natural Food Markets, Inc., a Colorado corporation (“Tenant”).

RECITALS

A.          Landlord is the fee owner of certain real property in Jefferson County in the State of Colorado and legally described on Exhibit A attached hereto and incorporated herein by this reference (“Land”);

B.         Landlord desires to Lease to Tenant, and Tenant desires to lease from Landlord, the Land, together with the Landlord-owned improvements thereon including, without limitation, the existing building (“Existing Building”) on the Land having a common street address of 12612 W. Alameda Parkway, Lakewood, Colorado 80228 (collectively, the “Premises”), according to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and promises of the parties, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the foregoing recitals are true and correct and incorporated herein by this reference, and further agree as follows:

ARTICLE 1 – DEMISE OF PREMISES

1.1.         Premises. Landlord, for and in consideration of the rents, covenants, and conditions herein set forth, does hereby lease to Tenant, and Tenant hereby does lease from Landlord, the Premises, for the Term, as defined in Article 2 below.

1.2.          Quiet Enjoyment. As long as Tenant is not in default under this Lease beyond applicable notice and cure periods, Tenant shall have and enjoy quiet and undisturbed possession of the Premises and all of Tenant’s rights and benefits under this Lease without hindrance, ejection, or molestation by Landlord or any other person.

1.3.          Easements. Tenant shall have the right to enter into agreements with utility and telecommunications companies creating easements in favor of such companies as are required in order to service the Premises as it exists from time to time; provided any such easements shall be in commercially reasonable form. Landlord agrees, at Tenant’s cost, to join in the grant of any such utilities easements and to execute any and all documents, agreements, and instruments in order to effectuate the same.

1.4.          Covenant Documents. This Lease is subject to, and Tenant agrees to comply with, the covenant documents and other matters set forth in Exhibit B hereof (collectively, the “Covenant Documents”), to the extent that the same apply to the Premises. Tenant further agrees to perform the terms and conditions of the Covenant Documents and pay such operating costs and other charges and expenses under said Covenant Documents as though Tenant were the fee simple owner of the Premises, to the full extent that the same apply to the Premises. Landlord shall adopt no rules or regulations concerning the operation or use of the Premises, nor shall Landlord modify or agree to modify the Covenant Documents without Tenant’s prior written consent, which may be given or withheld in Tenant’s sole but discretion.

1.5         Prior Lease. The parties acknowledge that Tenant currently occupies the Premises pursuant to one or more prior leasing agreements (any and all such documents, collectively, the “Prior Lease”). The Prior Lease is terminated simultaneously upon full execution of this Lease. Notwithstanding anything in this Lease to the contrary, it is the agreement of the parties that any improvements or alterations installed upon the Premises by Tenant during the Prior Lease term shall be deemed the property of Tenant until the expiration or sooner termination of this Lease.

ARTICLE 2 - TERM

2.1.           Initial Term. The initial term of this Lease (the “Initial Term”) shall commence on the Effective Date and shall terminate at 11:59 p.m. Mountain Time on the last day of the twentieth (20th) Lease Year (as hereinafter defined).

2.2.          Options to Extend. Tenant may at its option extend the term of this Lease beyond the Initial Term for up to four (4) additional periods of ten (10) years each on the terms and conditions set forth in this Lease. Each additional ten (10)-year period exercised (if at all) by Tenant shall be referred to as an “Extended Term”. The Initial Term, together with each Extended Term, shall be referred to herein as the “Term” and each as so referenced is subject to, and shall be construed to include, early termination as provided herein. The “Expiration Date” as used herein, shall be the last day of the Term. Tenant's right to exercise each such option (“Option to Extend”) is subject to the following conditions precedent:

2.2.1.          The Lease shall be in effect at the time notice of exercise of the Option to Extend is provided and on the last day of the then-current Term.

2.2.2.          Without limiting Tenant's curing rights hereunder, to the extent applicable, no uncured Tenant Default exists at the time notice of the Option to Extend is provided or during the period from such time notice is given through and including the last day of the then-current Term.

2.2.3.          Tenant shall provide written notice to Landlord exercising the Option to Extend not less than six (6) months prior to expiration of the then-current Term.

2.3.         Exceptions. Notwithstanding anything in this Article to the contrary:

2.3.1.         Should Tenant fail to timely provide written notice of its election to exercise an Extended Term (“Extension Term Election Notice”), Landlord shall notify Tenant in writing that it has missed the deadline for the Extension Term Election Notice and Tenant shall have ten (10) days after receipt of such notice from Landlord to provide Landlord with the Extension Term Election Notice and, if Tenant fails to provide the Extension Term Election Notice to Landlord within such 10-day period, Tenant’s Option to Extend (and any future Options to Extend) will be terminated and Tenant will be deemed to have waived its Option to Extend.

2.3.2.         If the Term shall expire during the month of October, November or December of any year, then Tenant may, at its option by notice to Landlord not later than three (3) months prior to the end of the Term, elect to extend the Term until the immediately following January 31st.

2.4.         Surrender. At the expiration or termination of this Lease, Tenant shall surrender immediate possession of the Premises in good condition and repair, reasonable wear and tear and damage by fire, casualty and the elements excepted. Any holding over by Tenant shall not operate, except by written agreement, to extend or renew this Lease or to imply or create a new lease, but in case of any such holdover, Tenant’s occupancy shall be treated as a month-to-month tenancy, any custom or law allowing other remedies or damages or which may be to the contrary notwithstanding. All Trade Fixtures (as defined in Section 10.2), movable furniture and personal effects of Tenant not removed from the Premises upon the vacation or abandonment thereof or upon the termination of this Lease for any cause whatsoever shall conclusively be deemed to have been abandoned and may be appropriated, sold, stored, destroyed or otherwise disposed of by Landlord without notice to Tenant and without obligation to account therefor, and Tenant shall reimburse Landlord for all reasonable expenses incurred in connection with the disposition of such property to the extent such expenses exceed the net proceeds from such disposition.

ARTICLE 3 - RENT

3.1.          Fixed Rent. Commencing on the Effective Date, Tenant agrees to pay Landlord fixed rent for the use and occupancy of the Premises as it exists from time to time in the following amounts payable in advance in monthly installments on the first day of each and every month during the Term (“Fixed Rent”):

Period	Annual Fixed Rent	Monthly Installment
Initial Term Effective Date – Lease Year 5	$252,000.00	$21,000.00
Lease Years 6 – 10	$264,600.00	$22,050.00
Lease Years 11 – 15	$277,830.00	$23,152.50
Lease Years 16 –20	$291,721.56	$24,310.13
First Extension Term* Lease Years 21 – 25	$306,307.56	$25,525.63
Lease Years 26 – 30	$321,622.92	$26,801.91
Second Extension Term* Lease Years 31 – 35	$337,704.12	$28,142.01
Lease Years 36 – 40	$354,589.32	$29,549.11
Third Extension Term* Lease Years 41 – 45	$372,318.72	$31,026.56
Lease Years 46 – 50	$390,934.68	$32,577.89
Fourth Extension Term* Lease Years 51 – 55	$410,481.48	$34,206.79
Lease Years 56 – 60	$431,005.56	$35,917.13

* If exercised by Tenant

As used in this Lease, “Lease Year” shall mean, in the case of the first Lease Year, the period commencing on the Effective Date and ending on the last day of the twelfth (12th) full calendar month thereafter (for example, if the Effective Date is May 4, 2022, the first Lease Year is the period May 4, 2022 – May 31, 2023). Thereafter during the term, “Lease Year” shall mean each successive twelve (l2) calendar month period following the expiration of the first Lease Year.

3.2.          Triple Net Lease; Operating Expenses. This is a triple net lease. It is the agreement of Landlord and Tenant that the Fixed Rent payable hereunder shall be fully net to Landlord and that Tenant shall be responsible for the payment of all expenses of every kind and nature related to the occupancy, operation, maintenance and repair of the Premises during the Term, except any and all expenses incurred in connection with Landlord’s obligations as provided for herein, and excepting those specifically covered by third-party warranties. All such third-party warranties shall be assigned to, delivered to, and inure to the benefit of Tenant. During the Term, Tenant shall pay all Operating Expenses (as hereafter defined) directly to the vendor, provider or supplier thereof and shall pay all Real Estate Taxes (as hereafter defined) directly to the appropriate taxing authority on or before the due date of all such charges. “Operating Expenses” shall mean all operating expenses of any kind or nature which are incurred with respect to the occupancy, operation, maintenance and repair of the Premises, except those repairs specifically covered by third party warranties. Notwithstanding the foregoing, Operating Expenses shall exclude (i) any costs related to Landlord’s overhead, administrative and management costs and expenses including, without limitation, employee salaries, commissions, travel expenses, legal fees, management fees, depreciation and interest, and (ii) any expense which would be considered a “capital expense” under generally accepted accounting principles, except that a capital expense may be included in Operating Expenses, but only if amortized over its useful life using straight-line amortization and only such amortized portion shall be included in Operating Expenses for any given Lease Year). As used in this Lease, “Additional Rent” shall mean any sums due from Tenant under this Lease other than Fixed Rent. “Rent” shall mean collectively Fixed Rent and Additional Rent.

3.3         Real Estate Taxes. Prior to the Effective Date, Landlord shall make a mailing address change on the property tax records so that the tax bill and tax notices for the Premises will be mailed to Tenant at the address provided at Article 24. During the Term, Tenant shall pay directly to the taxing authority on or before the due date, the “Real Estate Taxes affecting the Premises and the improvements thereon as they exist from time to time. Landlord shall promptly, upon receipt, provide the tax bills for the Premises and Premises Improvements to Tenant. “Real Estate Taxes” shall mean, to the extent due and payable during the Term, all real estate taxes and/or assessments, ad valorem taxes, general and special assessments and special benefit taxes. In the case of general or special assessments or special benefit taxes, Tenant may pay the same in installments over the longest period allowed by applicable law, and only those installments (or partial installments) attributable to installment periods (or partial periods) falling within the Term of this Lease shall be included in Real Estate Taxes. Real Estate Taxes shall not include any increases in Real Estate Taxes arising out of the transfer of title to the Premises, income, transfer, sales or excise taxes. Tenant shall have the right to institute tax reduction or other proceedings to challenge Real Estate Taxes or reduce the assessed value of the Premises and improvements thereon, and Landlord shall cooperate with any such contest, appeal or proceeding. Should any Real Estate Taxes relate to or be payable over a period of time which encompasses all or a portion of the Term and either precedes or succeeds the Term, Tenant shall pay a pro rata share thereof based upon the portion of such Taxes due and payable during the Term. Landlord covenants and agrees that if there shall be any refunds or rebates on account of any tax, governmental imposition or levy paid by Tenant under the provisions of this Lease, such refund or rebate shall belong to Tenant. Any such refunds or rebates received by Landlord shall be held in trust for the benefit of Tenant and shall be forthwith paid to Tenant. Landlord shall, on request of Tenant, sign any receipt which may be necessary to secure the payment of any such refund or rebate, and shall pay over to Tenant such refund or rebate as received by Landlord.

3.4.          Utility Charges, Service. Tenant shall pay all charges for water, electricity, gas, sewage, waste, trash and garbage disposal, telephone, and all other utility services furnished to the Premises commencing on the Effective Date. Tenant shall promptly pay and discharge, as and when the same become due, all utility and other charges including, without limitation, water, gas, electrical, telephone, and sewer charges, incurred during the Term of this Lease and the operation maintenance, use, occupancy, and upkeep of the Premises.

3.5.         Rent Payments. Tenant shall have the right, at its option, to pay all or any items of Rent by check or by electronic means (including, without limitation, via ACH). If paying by check, then until notice to contrary is given by Landlord, checks shall be mailed to Landlord at the address provided for Landlord at Article 24. Should Tenant elect to pay by electronic means, Tenant shall give Landlord notice thereof, and upon receipt of such notice, Landlord shall promptly provide such information as is required to facilitate such electronic payments. Landlord shall, prior to the Effective Date, provide Tenant with a completed IRS Form W-9. Any successor to Landlord shall likewise provide Tenant with such completed IRS Form W-9 as a condition precedent to any rent or other payment from Tenant. Notwithstanding anything in this Lease to the contrary, Tenant shall not be deemed to be late on any payment of Rent if the same arrives after the fifth calendar day of a month for which such Rent is due so long as Tenant provides evidence to Landlord (in response to any applicable notice of non-payment or late payment) that such Rent: (1) if paid by physical check and mailed to Landlord, was postmarked to Landlord’s address by the first business day of such calendar month, or (2) if paid electronically, was initiated electronically using the information provided by Landlord by the first business day of such calendar month.

3.6.          Security Deposit. No security deposit is required in connection with this Lease.

ARTICLE 4 –USE

4.1         Permitted Use. Tenant may use or cause the use of all or any portion of the Premises for any legal purpose not in violation of the Covenant Documents including, without limitation: (A) the operation of a natural food grocery store which including: (i) the sale of foods, vitamins and supplements, including the wholesale and retail sale of natural whole and prepared foods, canned goods and groceries, frozen and fresh vegetables, meats and sandwiches, dairy products, products of massage therapists, books and other reading materials, (ii) the operation of a juice bar, delicatessen, coffee bar and/or bakery and kiosks carrying the products of third party vendors, (iii) the sale of products customarily carried by large wholesale and retail natural food stores such as Whole Foods and Vitamin Shoppe, (iv) the offering of therapeutic or “chair” massages, (v) the operation of kiosks in the Premises carrying products typical of those contained in an natural food grocery store by third-party vendors; except that any such kiosk will not violate any restrictions in place at the time that this Lease is executed by all parties, (vi) lectures on various subjects, (vii) the sale of packaged alcohol and alcoholic beverages for off-site consumption and conducting tastings, samplings or similar events incidental to the sale of such alcohol and alcoholic beverages, (viii) a demonstration kitchen; (B) office and administrative uses; and/or (C) purposes incidental and related to the foregoing “(A)” and/or “(B)” (collectively, the “Permitted Use”). In addition to the foregoing, and subject to Tenant obtaining all necessary governmental and third-party approvals, Tenant shall be permitted to install and operate upon the Premises a horticultural container facility for agricultural, horticultural, educational and retail purposes. All costs associated with the horticultural container facility shall be borne by Tenant.

4.2         Operations at the Premises. Nothing in this Lease shall be construed to require Tenant to continuously operate its business in the Premises and it shall not be a default hereunder if Tenant ceases to operate its business in all or any portion of the Premises. Notwithstanding the foregoing, Tenant shall pay Fixed Rent and Additional Rent and perform its other obligations under this Lease even if it is not operating its business at the Premises.

ARTICLE 5 – EXCLUSIVITY

5.1.         Covenant and Agreement. Landlord covenants and agrees that during the Term and any extensions or renewals thereof, no additional property which Landlord, directly or indirectly, may now or hereafter own or control, and which is contiguous to, or which is within five hundred (500) feet of any boundary of, the Premises, will be used by a grocery, nutritional supplements or produce store excluding incidental sales (the “Exclusive Use”). For purposes hereof “contiguous” shall mean property that is either adjoining the Premises or separated from the Premises only by a public or private street, alley or right-of-way.

5.2.         Violation. In the event Landlord violates the Exclusive Use as described above and is unable to cure the same and if such failure continues for thirty (30) days after receipt of notice from Tenant (unless such breach cannot be cured in thirty (30) days and Landlord has commenced action to cure the breach and is diligently attempting to cure the breach), then as Tenant’s exclusive remedy for said Exclusive Use violation by Landlord, Fixed Rent shall abate and, in lieu thereof, Tenant will pay one-half (1/2) of Fixed Rent (“Alternative Fixed Rent”) for the period of time during which such violation continues. If any such violation continues for more than eighteen (18) full calendar months after the payment of Alternative Fixed Rent commences (“Correction Deadline”), then Tenant, at its sole discretion, shall have the one-time right to terminate this Lease by giving at least thirty (30) days prior written notice of termination delivered to Landlord within thirty (30) days after the Correction Deadline. If Tenant does not timely exercise the aforesaid right to terminate the Lease, then the Fixed Rent shall automatically revert to full Fixed Rent effective as of the expiration of the Correction Deadline. This notwithstanding, in the event another occupant or tenant leasing space violates the Exclusive Use without Landlord’s permission or consent (a “Rogue Tenant”), Tenant shall deliver written notice of such violation to Landlord and Landlord shall use commercially reasonable efforts to cause such tenant to cease violation of the Exclusive Use, which may include seeking injunctive relief to enjoin or restrain the Rogue Tenant from violating the Exclusive Use and provided Landlord has exercised such efforts to cause such Rogue Tenant to cease violation of the Exclusive Use, Landlord shall not be deemed to be in violation of its obligations under this Lease. In the event that Tenant files suit against any party to enforce the foregoing restrictions, Landlord agrees to cooperate fully with Tenant in the prosecution of any such suit, and reimburse Tenant for all of attorneys’ fees and court costs incurred by Tenant in connection with such suit, notwithstanding its resolution.

5.3.          Indemnification. If after the Effective Date of the Lease, the Landlord enters into any agreement the effect of which is to declare as illegal the Exclusive Use, Landlord shall defend (by counsel reasonably satisfactory to Tenant), indemnify and hold Tenant harmless from any damages, loss, or cost (including, without limitation, attorneys’ fees and costs) suffered by Tenant thereby, or from the enforcement of said agreement against Tenant.

ARTICLE 6 – ALTERATIONS; CONSTRUCTION OF NEW BUILDING

6.1.         Alterations, Generally. At any time and from time to time during the Term, Tenant, at Tenant’s cost and expense, may make such structural and non-structural alterations and additions to the Premises (including, without limitation, to the Existing Building) as Tenant desires, provided: (a) any such alterations or additions shall comply with all state and local building codes, laws and ordinances, and the Covenant Documents; (b) such alterations or additions shall not unreasonably diminish the utilities and building components that service the Premises; (c) Tenant shall not permit mechanics’ or other liens to stand against the Premises for work or material furnished in connection with such alterations or additions, or if such lien is filed, Tenant shall, at Tenant’s own cost and expense, cause the same to be canceled, discharged of record, bonded over or establish a third-party escrow to cover the payment of the lien prior to the commencement of a lien foreclosure action; and (d) if such alterations or additions shall cost in excess of $300,000.00, then Tenant shall provide at least thirty (30) days’ advance notice thereof to Landlord, and thereafter Tenant shall provide Landlord with such reasonable information about the alterations or additions as Landlord shall request. Landlord shall cooperate at no out of pocket cost to Landlord in securing necessary permits and approvals in connection with such alterations or additions.

6.2         Construction of New Building. Without limiting the foregoing, at any time during the Initial Term, Tenant shall have the right, but not the obligation, to construct, at Tenant’s sole cost and expense, a new building upon the Land (the “New Building”), together with such landscaping, parking, drives, signage and other improvements as Tenant shall desire to serve the New Building (collectively, the “New Building Improvements”), in each case conforming in all respects with local building code requirements, zoning requirements and this Lease. Upon completion of the New Building and receipt by Tenant of all necessary governmental permits and approvals, Tenant shall have the right, without payment of any additional Fixed Rent, to operate at the New Building for the Permitted Use for the remainder of the Term, as the same may be extended pursuant to this Lease. Tenant shall, upon Landlord’s request, deliver “As-Built” plans to Landlord for the New Building and/or New Building Improvements following completion of same.

6.3         Ownership of New Building Improvements; Reversion. Should Tenant elect to construct the New Building Improvements, then, notwithstanding any provision of this Lease to the contrary, title to the New Building Improvements (and any other alterations, equipment and fixtures built, made or installed by Tenant in, on, under or to the New Building) shall be vested in Tenant (or its permitted successors and assigns) who shall retain title thereto for the duration of the Term. Following completion of the New Building Improvements, if Tenant requires any document or acknowledgment to confirm its ownership of the Tenant Improvements, then Landlord shall execute, acknowledge, and deliver such required documents in a form reasonably acceptable to Landlord and Tenant within thirty (30) days following Tenant's written request therefor. Title to the New Building Improvements will revert to Landlord at the end of the Term or the termination of this Lease, whichever first occurs.

6.4         Landlord’s Prohibition. Landlord covenants and agrees that Landlord shall not make any alterations or additions to the Premises without Tenant’s written consent including, but not limited to, erecting, constructing, or installing or allowing to be erected, constructed, or installed any subsequent signage, buildings or other improvements (either permanent or temporary in nature) or making any changes to the Premises which would materially obstruct or diminish the general proximity of the parking field to Tenant’s front door, materially diminish signage, visibility of, or the access to the Premises or otherwise materially interfere with the traversing of vehicular and/or pedestrian traffic from nearby public roadways. Landlord shall not permit any mechanics’ or other liens to stand against the Premises for work or material furnished to Landlord.

6.5.         Leases for Equipment. Landlord acknowledges and agrees that Tenant’s Trade Fixtures may be leased from an equipment lessor and that Tenant may execute and enter into an equipment lease with respect to such Trade Fixtures. Landlord shall execute and deliver a document commercially reasonably acceptable to Landlord in which Landlord: (i) acknowledges and agrees that the Trade Fixtures constitute the personal property of Tenant, and shall not be considered to be part of the Premises, regardless of whether or by what means they become attached thereto; (ii) agrees that it will not claim any interest in such Trade Fixtures; (iii) agrees that any equipment lessor may enter the Premises for the purpose of exercising any right it may have under the provisions of any equipment lease, including the right to remove such Trade Fixtures, provided that such equipment lessor agrees to repair any damage resulting from such removal; and (iv) any such other provisions as may be common and reasonable. Landlord waives any statutory landlord’s lien and any attachment for Rent on the Trade Fixtures that Landlord may have or may hereafter acquire.

ARTICLE 7 - TITLE AND POSSESSION

7.1.          Representation, Warranty and Covenant. Landlord covenants, represents and warrants to Tenant as follows: (i) that Landlord owns fee simple title to the Premises; (ii) that Landlord has the full right, power and authority, without the consent or approval of any other party, to enter into this Lease and perform the obligations on the part of the Landlord to be kept and performed; (iii) that said entire property comprising the Premises is now and shall be as of the date of the recording of a Memorandum of Lease as defined in Section 19.3, free and clear of all liens, encumbrances and restrictions, except for those items set forth on Exhibit C attached hereto and made a part hereof; and (iv) that upon Tenant paying the rents and keeping the agreements of this Lease on its part to be kept and performed, Tenant shall have peaceful uninterrupted possession of the entire Premises during the Term; it being understood, however, that Landlord shall not be responsible for the acts or omissions of any third party which may interfere with Tenant’s use and enjoyment of the Premises unless caused by the negligence or willful misconduct of Landlord or in the event that the Landlord has failed to enforce the Tenant’s rights under Article 5. Prior to the Effective Date, Landlord has delivered to Tenant evidence of Landlord’s title to the Premises. Landlord warrants and represents to Tenant that no encumbrance or restriction imposed upon the Premises, whether or not described in this Section 7.1, shall impair or restrict any right granted to Tenant or derived by Tenant under this Lease.

7.2.          Subordination. This Lease is and shall be subject and subordinate to: (i) the Covenant Documents, and to all renewals, additions, modifications, consolidations, replacements and extensions of any of the foregoing; provided, that Landlord shall not agree to any amendment, modification, alteration or cancellation of such documents if the same would materially adversely alter any term, covenant or condition of this Lease which is to the Tenant’s benefit without Tenant’s prior written approval, which will not be unreasonably withheld, conditioned, or delayed; (ii) all mortgages which now or in the future may affect the Premises or any portion thereof; provided, that Tenant’s obligation to subordinate this Lease to any future mortgage is conditioned upon the execution and delivery to Tenant of an agreement, in form and substance reasonably acceptable to Tenant, executed by such mortgagee or trustee, either: (y) making such mortgage, deed of trust or other encumbrance in the nature of a mortgage subject and subordinate to this Lease and to the leasehold estate created hereby and to all of Tenant’s rights hereunder, or (z) obligating such mortgagee or trustee and any successor thereto to be bound by this Lease and by all of Tenant’s rights hereunder (such an agreement, and the agreement referenced in Section 19.2 of this Lease, being an “SNDA”). For each SNDA, Landlord shall pay Tenant an amount equal to Three Hundred Fifty Dollars ($350.00) (the “SNDA Fee”) within thirty (30) days after the SNDA is provided (the “SNDA Fee Deadline”) and, if Landlord fails to pay the SNDA Fee by the SNDA Fee Deadline, then Tenant may offset the SNDA Fee against the next payment becoming due from Tenant to Landlord hereunder or otherwise.

ARTICLE 8 - ENCUMBRANCE OF LEASEHOLD ESTATE

8.1.          Tenant's Right to Encumber. Tenant may, at any time, encumber all or any portion of its interest in this Lease and the leasehold estate by deed of trust, mortgage, or other security instrument upon obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, and shall be further conditioned upon the agreement of the leasehold mortgagee to simultaneously deliver default notices to Landlord and Tenant. Each such mortgage, deed of trust, or other security instrument acquired by the holder of any leasehold mortgage shall be subject and subordinate to all rights and interests of Landlord herein and shall be a lien only on Tenant's interests in and to this Lease and the leasehold estate created hereby and shall not be a lien on Landlord's fee interest in the Premises or reversionary interest in the improvements. Each leasehold mortgage shall be subject to the terms and provisions of this Lease; and the holder of any leasehold mortgage, or anyone claiming by, through, or under the same, shall not, by virtue thereof, acquire any greater rights hereunder than Tenant has under this Lease. Tenant shall deliver to Landlord copies of all documents recorded to evidence any and all leasehold mortgages and all notices of default received by Tenant from the holder of any leasehold mortgage.

8.2.          Tenant's Obligations. Tenant covenants and agrees to pay the indebtedness secured by any leasehold mortgage entered into in compliance with the provisions hereof when the same shall become due and payable and to perform, when such performance is required, all obligations of the mortgagor thereunder. Tenant further agrees not to suffer or permit any default to occur and continue under any leasehold mortgage. Tenant shall cause a true, complete, and correct copy of the original of each leasehold mortgage, together with written notice containing the name and post office address of the holder thereunder, to be delivered to Landlord. Tenant shall, from time to time, when and as requested by Landlord, deliver to Landlord a certificate from the holders of the leasehold mortgages certifying as to the amount of the unpaid principal balance under the leasehold mortgage held by such person, together with accrued interest thereon, and as to the existence or absence of defaults thereunder.

8.3.          Rights of Leasehold Mortgagee. A leasehold mortgagee approved hereunder may enforce its rights under its mortgage and acquire title to the Tenant's leasehold estate in any lawful way, and upon foreclosure of such leasehold mortgage and issuance of a certificate of title, take possession of the Premises; subject, however, to the Lease, including, without limitation, the "Use" provisions hereof, all other terms, provisions, and conditions of the Lease, and any leasehold mortgage that is senior in lien to the leasehold mortgage in question. During such time as the leasehold mortgagee or any successor in interest is the owner and holder of the leasehold estate and Tenant's interest hereunder, whether by foreclosure or otherwise, such interests acquired hereunder shall be subject to all of the terms, conditions, and provisions of this Lease.

ARTICLE 9 - MAINTENANCE

Tenant, at Tenant’s sole cost and expense, shall maintain all elements of the Premises as it exists from time to time and make all necessary repairs and replacements, whether interior or exterior, to all parts of the same including but not limited to interior and exterior structural and non-structural components, all signs, and all utility lines including but not limited to sewers, sewer connections, pipes, conduits, ducts and wires leading to and from the Premises, all parking fields and facilities, and all landscaping and snow removal. Further, Tenant shall make all changes and installations, and pay the cost, if any, of all inspections required to comply with the valid requirements of public authorities as they apply to the Premises.

ARTICLE 10 – EQUIPMENT; TRADE FIXTURES; SIGNS

10.1.         Installation and Operation. Tenant shall have the right to install mechanical equipment, including satellite dishes or other antennae for telecommunications (the “Equipment”) affixed to the roof or other portions of the Premises (including the New Building, should it be constructed). Tenant will ensure that the Equipment will be maintained and operated in accordance with all local and building rules of construction and occupancy codes and shall be responsible for the repair of all damage to the Premises (including but not limited to the roof of the Premises) caused as a result of the installation of the Equipment, and Tenant’s maintenance, use, operation, and removal thereof. The Equipment is and shall remain the property of Tenant or Tenant’s assignee, transferee or sublessee, and Landlord and Tenant agree that the installation thereof at the Premises shall not cause the satellite dishes or other antennae for telecommunications to become a fixture pursuant to this Lease or by operation of law. Tenant shall be responsible for the repair and maintenance of the Equipment during the Term and its removal at the Expiration Date. Tenant may also install pay telephones, automatic teller machines and other electronic consumer service apparatus on the Premises.

10.2.         Trade Fixtures; Removal. Tenant shall at all times have the right to remove all fixtures, machinery, equipment, appurtenances and other property furnished or installed by Tenant or by Landlord at Tenant’s expense, including but not limited to any walk-in coolers or freezers, gondolas, wiring used to service any checkout counters, and any similar personal property that may be affixed to the Premises (“Trade Fixtures”), it being expressly understood and agreed that said property shall not become part of the Premises but shall at all times be and remain the personal property of Tenant and shall not be subject to any statutory, equitable, or common law Landlord’s lien. Trade Fixtures will exclude those items which constitute essential building systems (including, but not limited to, as base lighting, electrical, plumbing, mechanical, ceiling, bathroom fixtures or heating, ventilation and air conditioning) and all fire-safety items, flooring, water heaters, interior walls, partitions, and doors, additional utility work (if applicable), grease trap (if applicable), and parapet/facade renovation (if applicable), which such items are or shall become part of the real property.

10.3         Signs. Tenant may install and operate interior and/or exterior signage upon the Premises, including the Existing Building and, if completed, the New Building, without Landlord’s consent, subject in each instance to the Covenant Documents and applicable legal and governmental requirements. Landlord hereby grants Tenant full use of both sides of any existing monument and/or pylon signs serving the Premises, and shall permit Tenant the right to construct and use any additional monument or pylon signs at Tenant's expense. Subject to compliance with the Covenant Documents and governmental requirements, Tenant shall also have the right to place temporary signs on and about the Premises from time to time, including without limitation banner signs. Upon Tenant’s request, Landlord shall cooperate with Tenant’s efforts to obtain necessary approvals for its signage, including without limitation the maximum signage permitted by law.

ARTICLE 11 – HAZARDOUS MATERIALS

11.1.         Hazardous Materials. Unless otherwise set forth herein, it is the agreement of the parties that, as between Landlord and Tenant: (a) Landlord shall be responsible for costs and necessary remediation, if any, resulting from Hazardous Materials (as hereinafter defined) that are attributable to Landlord, or caused by neighboring properties, or that are determined to have existed at the Premises prior to the date Tenant first took possession of the Premises (including under any prior lease or sublease at the Premises), and (b) Tenant shall be responsible for costs and necessary remediation of Hazardous Materials, if any, that are attributable to Tenant, or that first became present on the Premises on or after the date Tenant first took possession of the Premises (including, without limitation, under any prior lease or sublease). In furtherance of the foregoing:

11.1.1. Tenant represents and warrants that to Tenant’s actual knowledge, no Hazardous Materials in violation of Environmental Law (as hereinafter defined) are present at the Premises as of the Effective Date. During the Term, Tenant shall not cause or permit the Premises to become contaminated by any Hazardous Materials being brought upon, kept or used in or about the Premises by Tenant, its agents, employees, or contractors. Notwithstanding the foregoing, Tenant may bring ordinary amounts of Hazardous Materials used in connection with Tenant’s business (including, but not limited to, cleaning solutions) so long as the same is used, stored and disposed of in accordance with applicable law. If the presence of Hazardous Materials on the Premises caused or permitted by Tenant results in contamination of the Premises, or if contamination of the Premises by Hazardous Materials otherwise occurs for which, under applicable law, Tenant is liable to Landlord for damage resulting therefrom, then Tenant shall indemnify, defend and hold Landlord harmless from Environmental Damages (as hereinafter defined) caused by Tenant.

11.1.2. Landlord represents and warrants to Tenant that, to Landlord’s actual knowledge, no Hazardous Materials in violation of Environmental Law (as hereinafter defined) are present at the Premises as of the Effective Date. Landlord agrees to indemnify, defend and hold Tenant and its officers, directors, employees, and agents harmless from any Environmental Damages that are attributable to Hazardous Materials that existed at or under the Premises or prior to the date Tenant first took possession of the Premises (including without limitation under any prior lease or sublease).

11.1.3.         As used herein, “Hazardous Materials” shall mean any hazardous or toxic chemical, waste, byproduct, pollutant, contaminant, compound, product or substance, including, without limitation, asbestos, polychlorinated biphenyls, petroleum (including crude oil or any fraction or by-product thereof), underground storage tanks, and any material the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, release, disposal, abatement, cleanup, removal, remediation or handling of which is prohibited, controlled or regulated by any Environmental Law.

11.1.4.         As used herein the term “Environmental Damages” means (i) all claims, judgments, damages, penalties, fines, costs, liabilities and losses; and (ii) all sums paid for settlement of claims, and reasonable attorneys,’ consultant’s and experts’ fees.

11.1.5.         As used herein, “Environmental Law” shall mean any federal, state, regional, county or local governmental statute, law, regulation, ordinance, order or code or any consent decree, judgment, permit, license, code, covenant, deed restriction, common law, or other requirement presently in effect or hereafter created, issued or adopted, pertaining to protection of the environment, health or safety of persons, natural resources, conservation, wildlife, waste management, and pollution (including, without limitation, regulation of releases and disposals to air, land, water and ground water), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986,42 U.S.C. 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Solid and Hazardous Waste Amendments of 1984,42 U.S.C. 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977,33 U.S.C. 1251 et seq., Clean Air Act of 1966, as amended, 42 U.S.C. 7401 et seq., Toxic Substances Control Act of 1976,15 U.S.C. 2601 et seq., Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. 651 et seq., Emergency Planning and Community Right-to-Know Act of 1986,42 U.S.C. 11001 et seq., National Environmental Policy Act of 1975, 42 U.S.C. 300(f) et seq., and all amendments as well as any similar state or local statute or code and replacements of any of the same and rules, regulations, guidance documents and publications promulgated thereunder.

11.2         Environmental Conditions Discovered During Construction of New Building. Notwithstanding any provision in this Lease to the contrary, if conditions suggesting the presence of Hazardous Materials are discovered during the planning or construction of the New Building Improvements, Tenant shall promptly notify Landlord. If the presence of Hazardous Materials is attributable to Tenant, Tenant shall cause the same to be remediated or cleared to the extent required by law and this Lease. If the presence of Hazardous Materials is attributable to Landlord, neighboring properties, or is determined to have existed at the Premises prior to the date Tenant first took possession of the Premises (including under any prior lease or sublease at the Premises), Landlord shall cause the same to be remediated or cleared to the extent required by law or this Lease. If Landlord is required to remediate as hereinabove provided but fails to complete necessary remediation within 180 days after receipt of Tenant’s notice, Tenant shall have the right to terminate this Lease by delivering notice to Landlord.

ARTICLE 12 – CASUALTY AND CONDEMNATION

12.1         Casualty. If after the Effective Date, the all or any portion of the Premises shall be damaged or destroyed by fire or other casualty, then Tenant shall repair and restore the same to (i) its condition immediately prior to such damage or destruction (taking into consideration normal wear and tear) or (ii) subject to Landlord’s consent which will not be unreasonably withheld, conditioned, or delayed, to a condition similar in nature to those buildings and premises then being constructed by or on behalf of Tenant at the time of the damage or destruction (so long as such new buildings and premises are of comparable construction, size and standards as the Premises or portion thereof being repaired or replaced), without abatement of rent. Subject to the payment of proceeds by Tenant as expressly set forth in Section 12.1.2 below, under no circumstances shall Tenant be liable for any loss or damage including, but not limited to, damage to the Premises resulting from fire or other casualty. Notwithstanding the foregoing, in the event the Premises are damaged to the extent of twenty-five percent (25%) or more thereof, or is destroyed by fire or other casualty, and such casualty occurs after the first day of the final year of the Initial Term or the final year of any Extended Term:

12.1.1.         Tenant may cancel this Lease by notice to Landlord.

12.1.2.         If Tenant has so canceled this Lease and the fire or other casualty is an insurable casualty under Tenant’s special form coverage insurance, Tenant shall provide Landlord with the proceeds of such insurance in an amount required by Article 13 of this Lease exclusive, however, of the unamortized cost of improvements made by or on behalf of Tenant to the Premises, including, if constructed, the New Building.

12.2.         Condemnation. If all or a portion of the Premises or so much thereof as to materially, adversely impact Tenant’s ability to utilize the Premises for the Permitted Use (as reasonably determined by Tenant in its sole and absolute discretion) shall be taken under power of eminent domain or transferred under threat thereof (“Entire Taking”), then this Lease, at the option of Tenant exercised by giving notice of such election within thirty (30) days after such taking or transfer, whichever is earlier, shall forthwith cease and terminate and the Fixed Rent shall be duly apportioned as of the date of such taking or transfer. No award for the Entire Taking shall be apportioned and Tenant hereby assigns to Landlord any award which may be made as a result of the Entire Taking, together with any and all rights of Tenant now or hereafter arising in or to the same or any part thereof. Notwithstanding the foregoing, Tenant shall be entitled to obtain, directly from the condemning authority, an award for its Trade Fixtures, equipment and personal property, moving or relocation expenses, business dislocation damages and the unamortized cost of leasehold improvements, if any, to the extent Landlord’s award as a result of the Entire Taking is not diminished. In the event of a partial taking under power of eminent domain or partial transfer under threat thereof (“Partial Taking”) which does not result in a termination of this Lease, Fixed Rent shall be reduced in proportion to the reduction in the size of the Premises so taken and this Lease shall be modified accordingly. Promptly after obtaining knowledge thereof, Landlord or Tenant, as the case may be, shall notify the other of any pending or threatened condemnation or taking or transfer affecting the Premises or the Store. Each party shall have the right to seek from the condemning authority so much of an award as may be available so long as the award otherwise payable hereunder to one is not diminished by an award to the other as a result of such taking or transfer. Notwithstanding anything in this Lease to the contrary, should Tenant construct the New Building, and thereafter, a taking by governmental authority shall render the New Building unviable, in Tenant’s sole discretion, for Tenant’s operations therein, such taking shall be deemed an “Entire Taking” for purposes of this Lease.

ARTICLE 13 – INSURANCE

13.1.         Insurance During Term. Commencing with the Effective Date and continuing until the Expiration Date, Tenant shall carry special form coverage insurance (embraced by “Causes of Loss-Special Form”) utilizing a form of policy providing coverage at least as broad as ISO policy form CP 10 30), including flood and earthquake coverage, covering the Premises as it exists from time to time and the other improvements on the Premises to the extent of not less than 100% of replacement value, (less foundations), with companies which are authorized to do business in the State in which the Premises is located and are governed by the regulatory authority which establishes maximum rates in the vicinity. Tenant shall also procure commencing with the commencement of construction of the New Store and continuing in effect during the entire Construction Period and Term commercial general liability insurance for personal injury, bodily injury (including wrongful death) and damage to property with a combined single limit of not less than Three Million and No/100 Dollars ($3,000,000.00), per occurrence and annual aggregate, insuring against any and all liability of the insured with respect to the Premises, or arising out of the maintenance, use or occupancy thereof, including premises operations, products and completed operations providing coverage at least as broad as ISO policy form CG 0001. Such amounts shall be increased, not more frequently than once every five (5) years, to levels customary in other comparable natural food stores in the vicinity of the Premises upon the reasonable request of Landlord. Tenant shall also carry a policy or policies of business income/business interruption insurance and extra expense coverage (collectively, “Business Income Insurance”) during the Term with coverage that will reimburse Tenant for all direct and indirect loss of income and changes and costs incurred arising out of all named perils insured against by Tenant's policies of property insurance, including prevention of, or denial of use of or access to, all or part of the Premises as a result of those named perils. The Business Income Insurance coverage must provide coverage for no less than twelve (12) months of the loss of income, charges and costs contemplated under this Lease. The proceeds from Tenant's casualty insurance hereunder shall be paid and applied only as set forth in Article 11 hereof.

13.2.         Master Insurance Policy; Deductibles; Claims-Made Insurance. Any insurance carried or required to be carried by Tenant pursuant to this Lease, at Tenant’s option, may be carried pursuant to a master policy of insurance or so-called blanket policy of insurance covering other locations of Tenant or its corporate affiliates, or any combination thereof. Any policies required herein shall not have a deductible in excess of $25,000.00 (provided, however, the deductible with respect to flood and earthquake coverage may be increased to an amount not in excess of $50,000.00). Notwithstanding the foregoing, upon written notice to Landlord, Tenant may request that it increase the deductible to commercially reasonable amounts and Landlord agrees not to unreasonably refuse such request, but, in any case, the deductible shall not exceed the requirements of Landlord’s lender. If Tenant obtains any general liability insurance policy on a claims-made basis, Tenant shall provide continuous liability coverage for claims arising during the entire Term, regardless of when such claims are made, either by obtaining an endorsement providing for an unlimited extended reporting period in the event such policy is canceled or not renewed for any reason whatsoever or by obtaining new coverage with a retroactive date the same as or earlier than the expiration date of the canceled or expired policy.

13.3.         Insurer. Except as otherwise approved in writing by the Landlord, all such insurance shall be procured from an insurance company or companies authorized to do business in Colorado, with general policyholder’s ratings of not less than “A-” and a financial rating of not less than “XI” in the most current available Best’s Insurance Reports. All such policies shall name Landlord and Landlord’s lender (if so requested) as an additional insured. All insurance maintained by Tenant shall be primary to any insurance provided by Landlord.

13.4.         Certificates; Waiver of Subrogation; Cancellation. Tenant shall provide a certificate or certificates of such insurance to Landlord upon commencement of the Term and at least thirty (30) days prior to any annual renewal date thereof and upon reasonable request from time to time and such certificate or certificates shall disclose that such insurance names Landlord as an additional insured, in addition to the other requirements set forth herein. Landlord and Tenant each agrees to use its commercially reasonable efforts to include in each of its policies insuring against loss, damage or destruction by fire or other casualty a waiver of the insurer’s right of subrogation against the other party, or if such waiver should be unobtainable or unenforceable: (i) an express agreement that such policy shall not be invalidated if the insured waives the right of recovery against any party responsible for a casualty covered by the policy before the casualty; or (ii) any other form of permission for the release of such party. Each such policy which shall so name a party hereto as an additional insured shall contain, if obtainable, agreements by the insurer that the policy will not be canceled without at least thirty (30) days prior notice to both insured and that the act or omission of one insured will not invalidate the policy as to the other insured.

13.5.         Insurance During Construction of New Building Improvements. Should Tenant elect to construct the New Building, then, upon the commencement of its construction and continuing through its completion, Tenant shall, to the extent not covered by any other insurance required to be carried by Tenant hereunder, carry commercial general liability insurance covering public liability as provided in Section 13.1 and builder’s risk insurance coverage (the “Builder’s Risk Insurance”) as provided in this Section 13.5 naming Landlord as additional insured (the “Construction Period Insurance”). The Builder’s Risk Insurance shall cover the work required to construct the New Building (the “Work”) to the full insurable value thereof. In the event of any change order resulting in the performance of additional Work in connection with the construction of the New Building, the amount of such insurance shall be increased if and to the extent necessary to cover the cost of such additional Work. Builder’s Risk Insurance shall be on an “all-risk” or equivalent policy form and shall include, without limitation, insurance against the perils of fire with extended coverage and physical loss or damage including, without duplication of coverage, theft, vandalism, malicious mischief, collapse, earthquake, flood, windstorm, falsework, testing and start-up, temporary buildings and debris removal including demolition occasioned by enforcement of any applicable legal requirements.

ARTICLE 14 – INDEMNIFICATION

Except for loss, cost and expense caused by fire or other casualty, Landlord and Tenant shall each indemnify, defend and hold harmless the other against and from any and all claims, damages, actions, loss, cost and expense (including but not limited to attorneys fees) resulting directly or indirectly from their own respective acts or omissions or the acts or omissions of their respective employees or agents acting within the scope of their employment or agency (“Related Parties”). Except as set forth above, Landlord shall not be liable for, and Tenant waives all claims for loss or damage to Tenant’s business or loss, theft or damage to Tenant’s property or the property of any person claiming by, through or under Tenant resulting from: (i) wind or weather; or (ii) any act or omission of any party other than Landlord or Landlord Related Parties. Tenant is hereby placed on notice that it should take necessary measures to insure itself against any such losses.

ARTICLE 15 - EXCULPATION

In the event of any transfer, assignment or conveyance of Landlord’s interest in the Lease, Landlord shall be relieved of all covenants and obligations of Landlord hereunder; provided, that such purchaser or successor has assumed all such covenants and obligations of the Landlord hereunder. Tenant acknowledges and agrees that the liability of Landlord under this Lease shall be limited to Landlord’s interest in the Premises and the rents, income and profits thereunder. Each party acknowledges and agrees that the other party shall not be liable for any special, indirect, incidental, consequential, punitive, or exemplary damages (including loss of profits, loss of revenue, or loss of good will) for any claim, whether based on warranty, contract, tort (including negligence), strict liability, or otherwise, even if Landlord or Tenant as the case may be, has been advised of the possibility of such damage. Nothing contained herein shall limit either party’s right to injunctive or other equitable relief.

ARTICLE 16 - DEFAULTS AND REMEDIES

16.1.         Default by Tenant. If any Fixed Rent is due and payable and remains unpaid for ten (10) days after receipt of notice from Landlord of such nonpayment, or if Tenant breaches any of the other covenants of this Lease and if such other breach continues for thirty (30) days after receipt of notice from Landlord of such other breach (either of the foregoing, subject to the immediately succeeding sentence, being a “Tenant Default”), Landlord shall then, as its sole legal remedy, but in addition to its remedies in equity, if available, have the right to sue for due and payable Rent, or to terminate this Lease and re-enter the Premises. Notwithstanding the foregoing, (i) a Tenant Default shall not be deemed to have occurred if (x) Tenant shall pay said Rent within said ten (10) days or (y) if the Tenant Default is non-monetary, Tenant in good faith within said thirty (30) days commences to correct such non-monetary breach, and diligently proceeds therewith to correct such breach and (ii) Landlord shall not have the right to terminate this Lease if such nonmonetary breach is not material.

16.2.         Default by Landlord. If Landlord shall from time to time fail to pay any sum or sums due to Tenant and if such failure continues for thirty (30) days after receipt of notice from Tenant of such default, then such failure, subject to the immediately succeeding sentence, shall be a “Landlord Payment Default”. Upon the occurrence and continuation of a Landlord Payment Default, Tenant shall have the right and is hereby irrevocably authorized and directed to deduct such sum or sums from Fixed Rent and other sums due Landlord, together with interest thereon at the so-called prime rate charged from time to time by JP Morgan Chase Bank (or its successors and assigns), plus two percent (2%) until fully reimbursed (the “Default Rate”). If Landlord shall from time to time fail to perform any act or acts required of Landlord by this Lease and if such failure continues for thirty (30) days after receipt of notice from Tenant of such failure (such failure, subject to the immediately succeeding sentence, a “Landlord Performance Default”), Tenant shall then have the right, in addition to such remedies as may be available under law or in equity, at Tenant’s option, to perform such act or acts, in such manner as Tenant deems reasonably necessary, and the full amount of the cost and expense so incurred shall immediately be owing by Landlord to Tenant, and Tenant shall have the right and is hereby irrevocably authorized and directed to deduct such amount from Fixed Rent and other sums due Landlord, together with interest thereon at the Default Rate until fully reimbursed by Landlord. Notwithstanding the foregoing, if such failure, despite commercially reasonable efforts to cure it, cannot be cured in thirty (30) days and Landlord shall in good faith within said thirty (30) days commence to correct such failure, and diligently proceed therewith to completion of such correction, then a Landlord Performance Default shall not be deemed to have occurred. If a condition that would constitute a Landlord Performance Default constitutes an imminent threat of harm to Tenant, the Premises or persons upon the Premises, Tenant shall be permitted to take immediate curative action and Landlord shall reimburse Tenant the costs thereof, plus interest at the Default Rate (or if Landlord fails to reimburse Tenant, Tenant shall have a right of setoff for same); provided, Tenant shall notify Landlord of the condition and Tenant’s curative action as promptly as reasonably possible.

16.3.         Delay and Consent. No delay on the part of either party in enforcing any of the provisions of this Lease shall be considered as a waiver thereof. Any consent or approval granted by either party under this Lease must be in writing and shall not be deemed to waive or render unnecessary the obtaining of consent or approval with respect to any subsequent act or omission for which consent is required or sought.

16.4.         Interest; Late Charges. If Tenant shall fail to pay, when the same is due and payable, any Fixed Rent, or any other charges or amounts due and payable hereunder to Landlord, such amounts shall bear interest at the rate of six percent (6%) per annum from the date after the due date until paid. If Tenant shall fail to pay, when the same is due and payable, any Fixed Rent, or any other charges or amounts hereunder, Tenant shall pay to Landlord a late payment charge in the amount of one hundred twenty-five dollars ($125) to cover Landlord's additional administrative expenses necessitated by Tenant's failure to make timely payment; provided, that the aforesaid late payment charge shall be subject to a six percent (6%) increase at the beginning of the sixth (6th) year of the Term and at the beginning of each Extended Term, if exercised. Landlord need not accept any payments past the due date therefor unless accompanied by the late payment charge. This provision for a late payment charge shall be in addition to all of Landlord's other rights and remedies under this Lease or at law or in equity, and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner.

16.5.         Performance by Landlord. If Tenant shall at any time fail to pay, when the same is due and payable, any Fixed Rent, or any other charges or amounts hereunder, or shall fail to perform or observe any covenant or condition contained in this Lease, the performance of which involves something more than merely the payment of money, then Landlord, after thirty (30) days written notice to Tenant (or upon such shorter notice as may be reasonable in case of an emergency), and without waiving or releasing Tenant from any obligation and without being considered an election of remedies, may perform the same for the account of Tenant and charge Tenant the actual cost of any such performance, as well as interest thereon at the rate of twelve percent (12%) per annum from the date of Landlord’s making of such payment.

ARTICLE 17 - RESERVED

ARTICLE 18 - ASSIGNMENT AND SUBLEASE

18.1.         Right to Assign and Sublease. Tenant shall have the right to assign this Lease, in whole or in part, and to sublet all or any portion of the Premises or New Store (once constructed) or both without Landlord’s consent. Such assignment or subletting shall not release Tenant from liability hereunder, except that: (a) in the event Landlord and any assignee modify or amend this Lease without Tenant’s consent so as to increase the obligations of Tenant hereunder, Tenant’s liability hereunder shall not be increased, but instead shall continue as it existed prior to such modification or amendment, and (b) in the event the assignee or sublessee has a net worth that is greater than or equal to Fifty Million Dollars ($50,000,000.00) at the time of an assignment or sublease, Tenant shall be released from any further liability under the Lease. Tenant shall be entitled to any and all Rent and other consideration relating to any such subleasing or assignment.

18.2.         Agreement by Landlord. In the event of a subletting of all or a portion of the Premises, and upon Tenant's request, Landlord shall promptly furnish and deliver to Tenant, in form and substance reasonably acceptable to Tenant, an agreement executed by Landlord, obligating Landlord to be bound as Landlord by any such sublease and by all of the subtenant's rights thereunder in the event that this Lease is terminated for any reason (“Lease Termination”); provided, that: (i) Landlord's obligations under such sublease shall be no greater than Landlord's obligations under this Lease; (ii) in the event of a Lease termination, such sublease shall automatically terminate if subtenant's obligations under such sublease are less than Tenant's obligations under this Lease (including the payment of the Rent due hereunder); and (iii) in the event of a Lease termination, such sublease shall automatically terminate if the subtenant does not cure any breach of this Lease in accordance with the terms hereof.

18.3.         Transfer of Title. In the event that Landlord conveys its interest in the Premises to any other person or entity, Tenant shall have no obligation to pay Rent to any such transferee until Tenant has been so notified and has received satisfactory evidence of such conveyance together with a written direction from such transferee as to the name and address of the new payee of Fixed Rents. It is understood and agreed that Tenant’s withholding of Fixed Rent until its receipt of such satisfactory evidence shall not be deemed a default under this Lease.

ARTICLE 19 – ESTOPPEL CERTIFICATES, NON-DISTURBANCE AGEEMENTS AND MEMORANDUM OF LEASE

19.1.          Estoppel Certificate. Each party agrees to execute and deliver to the other party from time to time an estoppel certificate within twenty (20) days after receipt of the other party’s request for such certificate in a form reasonably acceptable to the other party, which certificate may include information as to any prior modification of this Lease, the date of commencement of the Term and the termination date of this Lease, and to the best of Tenant’s or Landlord’s knowledge, whether or not the other party is in default of this Lease (an “Estoppel Certificate”). For each Estoppel Certificate, the party requesting it (the “Estoppel Requestor”) shall pay the party providing it (the “Estoppel Provider”) an amount equal to Fifty Dollars ($50.00) (the “Estoppel Fee”) within thirty (30) days after the Estoppel Certificate is provided (the “Estoppel Fee Deadline”) and, if the Estoppel Requestor fails to pay the Estoppel Fee by the Estoppel Fee Deadline, then the Estoppel Provider may offset the Estoppel Fee against the next payment becoming due from the Estoppel Provider to the Estoppel Requestor hereunder or otherwise.

19.2.         Nondisturbance Agreements. Landlord shall obtain standard recognition and nondisturbance agreements from its current and future mortgage holders recognizing this Lease, and agreeing not to terminate it or Tenant's possession of the Premises for so long as Tenant is not in default of the Lease.

19.3         Memorandum of Lease. A Memorandum of Lease suitable for recording describing the Premises and setting forth the names and addresses of Landlord and Tenant, the length of the Initial Term, the length and number of any Extended Terms, Tenant’s Exclusive Use and Tenant’s right first refusal (hereinafter described) (the “Memorandum of Lease”) shall be executed and delivered by Landlord to Tenant upon the request of either party promptly at any time after Delivery. Upon the expiration or earlier termination of this Lease, Tenant if and when requested by Landlord, shall execute a termination agreement or similar instrument nullifying the Memorandum of Lease, which Landlord may record. Tenant shall not record any mortgage or other lien or encumbrance against Landlord's fee simple interest in the Premises, other than the Memorandum of Lease, without Landlord’s written permission.

ARTICLE 20 - RIGHT OF FIRST REFUSAL

In the event that Landlord shall receive a Bona Fide Offer to purchase the Premises at any time and from time to time on or after the date hereof and during the Term of this Lease from any person or entity, Landlord shall so notify Tenant in writing, together with a true and correct copy of said Bona Fide Offer. For purposes hereof, a “Bona Fide Offer” shall be deemed to be one made in writing (including a letter of intent, memorandum of understanding or document of similar import) by a person or entity that is not related or affiliated with Landlord which Landlord intends to accept (subject to this Article). In submitting the Bona Fide Offer to Tenant, Landlord shall segregate the price and the terms of the offer for the Premises from the price and other terms connected with any additional property or properties that such person or entity is offering to purchase from Landlord. Tenant may, at Tenant's option and within fifteen (15) days after receipt of Landlord's notice of said Bona Fide Offer and receipt of a copy thereof, offer to purchase the Premises at the price and upon the terms and conditions as are contained in said Bona Fide Offer, in which event, Landlord shall sell the Premises to Tenant upon said terms and conditions and said price; furthermore, in such event, Landlord shall convey the Premises to Tenant by special warranty deed. Notwithstanding the foregoing, the price that Tenant shall pay for the Premises shall be reduced by (i) an amount equal to broker's fees or commissions that would have been payable by either the purchaser or Landlord if the Premises were sold pursuant to a Bona Fide Offer; and (ii) the amount of any payment(s) to be made by the proposed purchaser to any entity owned or controlled by, or affiliated with, the proposed purchaser. Landlord shall provide Tenant evidence of the amount of broker's fees or commissions payable in connection with any such Bona Fide Offer. Landlord covenants that it shall accept no such Bona Fide Offer or convey the Premises until it has complied with the terms of this Article. Any conveyance of the Premises made in the absence of full satisfaction of this Article shall be void. Tenant may enforce this Article, without limitation, by injunction, specific performance or other equitable relief. The failure of Tenant to exercise the right of first refusal contained herein within the aforesaid fifteen (15) day period shall be a waiver of Tenant’s right of first refusal contained in this Article 20.

Tenant's election not to exercise its right of first refusal shall not prejudice Tenant's rights hereunder as to any further Bona Fide Offer. The terms and conditions contained in this Article shall be binding upon the heirs, successors and assigns of Landlord.

It is understood by Landlord and Tenant that an offer to acquire the Premises from a person or entity that is related or affiliated with Landlord is not a Bona Fide Offer and thus Tenant does not have a right of first refusal as to such offer and therefore shall not prejudice Tenant's rights hereunder as to any further Bona Fide Offer.

ARTICLE 21 - BROKERAGE

Landlord and Tenant each represents that it has dealt with no broker or agent with respect to this Lease and each party hereby indemnifies, defends, saves and holds the other harmless against any claims for brokerage commissions or compensation or other claims of any kind (including reasonable attorney’s fees) arising out of the falsity of this representation.

ARTICLE 22 – FORCE MAJEURE

Neither party shall be liable for delays in performance, or inability to perform, arising out of causes beyond its reasonable control and without its fault or negligence including, but not limited to, acts of God or of the public enemy, acts of the government including, without limitation, governmental orders, pandemic, foreign or domestic terrorists, fires, floods, epidemics, strikes, labor disturbances or freight embargos, but excluding, without limitation, delays caused by subcontractors or suppliers and/or financial related performance or ability of either party. Any such delay or inability to perform shall be of no greater scope and/or no longer duration than is reasonable required, and the non-performing party shall use reasonable efforts to remedy such delay or inability to perform.

ARTICLE 23 - RESERVED

ARTICLE 24 - NOTICES

Unless otherwise specifically provided in this Lease or by law, any and all notices or other communications required or permitted by this Lease or by law to be served on, given to, or delivered to any party to this Lease shall be in writing and shall be deemed duly served, given, delivered, and received when personally delivered (including confirmed overnight delivery service to the party to whom it is directed), or in lieu of such personal delivery, when three (3) business days have elapsed following deposit thereof in the United States mail, first-class postage prepaid, certified, return receipt requested, addressed to:

Tenant:	Kemper Isely Co-President 12612 W. Alameda Parkway Lakewood, CO 80228

Landlord:	Chalet Properties, LLC P.O. Box 260169 Lakewood, CO 80226

Any party may change its address for the purpose of this paragraph by giving written notice of such change to the other party in the manner provided in its paragraph.

ARTICLE 25 - MISCELLANEOUS

25.1.         Recitals. The recitals on the first page of this Lease are true and correct and are hereby incorporated into this Lease by this reference.

25.2          Captions. Captions in this Lease are inserted for convenience of reference only and do not define, describe, or limit the scope or the intent of this Lease or any of its terms.

25.3.         Conditions and Covenants; Binding Effect; Survival. All of the provisions of this Lease shall be deemed as running with the land, and constructed to be “conditions” as well as “covenants” as though the words specifically expressing or imparting covenants and conditions were used in each separate provision. Subject to any provision of this Lease that may prohibit or curtail assignment of any rights hereunder, this Lease shall bind and inure to the benefit of the respective heirs, assigns, personal representatives, and successors of the parties hereto. All representations, warranties, and indemnities of each party under this Lease shall survive the Expiration Date. Any other provision of this Lease that extends beyond the Term or that is required to ensure that the parties are able to fully exercise their rights and perform their obligations under this Lease shall survive the expiration or termination of this Lease.

25.4.         No Waiver of Breach. No failure by either Landlord or Tenant to insist upon the strict performance by the other of any covenant, agreement, term, or condition of this Lease, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or of such covenant, agreement, term, or condition. No waiver of any breach shall affect or alter this Lease, but each and every covenant, condition, agreement, and term of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach.

25.5.          Entire Agreement; Waiver; Amendment. This Lease contains the entire agreement between the parties regarding the subject matter hereof. Any oral or written representations, agreements, understandings, and statements shall be of no force and effect. No modification, waiver, amendment, discharge, or change of this Lease shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge, or change is or may be sought. Each party agrees that it shall, upon the other's request, take any and all commercially reasonable steps, and execute, acknowledge, and deliver to the other party and all further commercially reasonable instruments necessary or expedient to effectuate the purpose of this Lease.

25.6.          Governing Law; Waiver of Trial By Jury; Attorney’s Fees. This Lease shall be construed and enforced in accordance with the laws of the State of Colorado, without giving effect to principles of conflicts of law. Landlord and Tenant mutually, expressly, irrevocably, and unconditionally waive trial by jury for any proceedings arising out of or in connection with this Lease, or any conduct or course of dealing of the parties, statements (whether oral or written) or actions of any persons. This waiver is a material inducement to Landlord to accept delivery of this Lease. If either party retains an attorney to enforce or interpret this Lease, the prevailing party shall be entitled to recover, in addition to all other items of recovery permitted by law, reasonable attorneys' fees and costs incurred through litigation, bankruptcy proceedings, and all appeals.

25.7.          Severability. If any term, provision, covenant, or condition of this Lease is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

25.8.          Counterparts. This Lease may be executed in one or more counterparts, each of which shall be deemed an original and when taken together will constitute one instrument. Delivery of an executed signature page of this Lease by facsimile or electronic photocopy (i.e., a “pdf”) will be as effective as delivery of a manually executed counterpart hereof.

25.9.         Arm’s-Length Negotiations. All provisions of this Lease have been negotiated by both parties at arm’s length and neither party shall be deemed the scrivener of this Lease. This Lease shall not be construed for or against either party by reason of the authorship or alleged authorship of any provision hereof.

25.10.         Time of the Essence. Time is declared to be of the essence of this Lease and each and every provision of this Lease.

25.11.         Keys. Tenant shall not be required to deliver keys to Landlord. Tenant will maintain an emergency lock box, Knox Box, or similar secured facility with keys and which may be used by emergency services such as fire and rescue.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease effective as of the day and year first above written.

VITAMIN COTTAGE NATURAL FOOD MARKETS, INC.

By:	/s/ Kemper Isely
Name:	Kemper Isely
Title:	Co-President

CHALET PROPERTIES, LLC

By:	/s/ Zephyr Isely
Name:	Zephyr Isely
Title:	Manager